                                   EXHIBIT 28

              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2005 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2005. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:

                               MARCH 05         MARCH 04        VARIANCE
        PROPERTY              APPRAISALS       APPRAISALS         IN %
-------------------------     ----------       ----------       --------
Aztec Estates, FL            $ 22,400,000     $  19,900,000       12.6%
Kings Manor, FL                15,850,000        13,850,000       14.4%
Old Dutch Farms, MI             7,250,000         7,250,000      (25.6%)
Park of Four Seasons, MN       19,100,000        19,100,000       (4.0%)
                             ------------     -------------      -----
GRAND TOTAL:                 $ 64,600,000     $  63,400,000        1.9%


                     2005 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2005 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-     Sale of all the Properties in March 2005 for their appraised value.

-     Costs and selling expenses are 3.0% of the sale price.

-     Amount payable to creditors other than the mortgage debt, is negligible.

-     Tax consequences of a sale are not taken into consideration.

Calculations:
-------------
March 2005 appraised value of the properties:                 $64,600,000
                                                              -----------

Minus: Costs and selling expenses (3.0%):                       1,938,000
       Mortgage Debt:                                          31,190,519
       Sellers' Contingent Purchase Price:                      1,970,000 *
                                                              -----------

Net Sale Proceeds:                                            $29,501,481
                                                              ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)         $23,601,185
Number of Units:                                                   30,000

ESTIMATED CURRENT NET ASSET VALUE PER UNIT:                   $    786.71
                                                              ===========

* Reflects the $1,500,000 partial payment of Contingent Purchase Price which was paid on May 15, 1997 out of operating cash reserves.